Exhibit  99.1

THURSDAY  MAY  25,  7:12  PM  EASTERN  TIME
COMPANY  PRESS  RELEASE
SOURCE:  Boots  &  Coots  International  Well  Control  Inc.
ITS SUPPLY CORPORATION FILES FOR CHAPTER XI BANKRUPTCY PROTECTION HOUSTON, May 25 /PRNewswire/ -- Boots & Coots International Well Control, Inc. (Amex: WEL - news), the leading provider of global prevention and emergency response well control solutions to the oil and gas industry, reported today that one of its wholly-owned subsidiaries, ITS Supply Corporation (``ITS''), had filed for protection under Chapter XI of the U.S. Bankruptcy Code in Corpus Christi, Texas on May 18, 2000. The filing of the ITS Chapter XI bankruptcy proceedings does not affect the operations of the Company or any of its other subsidiaries. There exists one subordinated partial guaranty, issued by the Company, of amounts owing to a portion of one ITS trade creditor. The $1,500,000 guaranty is subordinated to payment in full of all senior debt of the Company in accordance with the terms of the subordinated guaranty. The Company does not presently anticipate paying any portion of that subordinated guaranty. Boots & Coots has elected to focus its capabilities and resources, in the current reviving oil and gas sector, on those elements that are core to its business. ITS expects to file a plan with the court for reorganization in accordance with time schedules provided for by the bankruptcy code. ITS's operating subsidiaries are not included in the Chapter XI filing. Operations of these subsidiaries are not expected to be impacted by the filing.
For the year ended December 31, 1999 (unaudited), ITS had revenues of approximately $11,300,000 and a net loss of approximately <$1,800,000>. ITS had losses of approximately <$230,000> for the year ended December 31, 1998. ITS's outsource purchasing and logistics business unit was severely impacted by the sharp drop in oil and gas prices and significantly fewer new international projects in the third quarter 1999, which resulted in reduced demand for ITS's ongoing services. As of the filing date, ITS had total liabilities of approximately $7,800,000.
Boots & Coots has continued to keep its lenders informed of the circumstances which resulted in the Chapter XI filing by ITS. The Company is currently in the process of completing the documentation required for the acquisition by Foothill Capital Corporation of the existing senior credit indebtedness presently led by Comerica Bank-Texas, as previously announced.
Forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve assumptions that, although believed to be reasonable at this date, are subject to uncertainties, which may cause actual results to differ from anticipated results.


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